EXHIBIT 3.1

NOVACEA, INC.

RESTATED CERTIFICATE OF INCORPORATION

Novacea, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is Novacea, Inc. This corporation was originally incorporated as D-Novo Therapeutics, Inc. and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 27, 2001.

The Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245, and 228 of the General Corporation Law of the State of Delaware (“Delaware Corporate Law”), and prompt written notice will be duly given pursuant to Section 228 of Delaware Corporate Law.

The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed this 20th day of December, 2005.

NOVACEA, INC.

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Secretary

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

NOVACEA, INC.

FIRST

The name of this corporation is Novacea, Inc. (the “Company”).

SECOND

The address of the Company’s registered office in the State of Delaware is 1201 North Market Street, P.O. Box 1347, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is Delaware Corporation Organizers, Inc.

THIRD

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH

A. The aggregate number of shares that the Company shall have authority to issue is Two Hundred Twenty Two Million, Four Hundred Fifty Five Thousand, Six Hundred Sixty Three (222,455,663). One Hundred Twenty Three Million, One Hundred Four Thousand (123,104,000) shares shall be designated as Common Stock, each with the par value of $0.001 per share. Ninety Nine Million, Three Hundred Fifty One Thousand, Six Hundred Sixty Three (99,351,663) shares shall be designated as Preferred Stock, each with the par value of $0.001 per share. The Preferred Stock shall consist of six series, the “Series A-1 Preferred”, “Series A-2 Preferred”, “Series B Preferred”, “Series B-1 Preferred”, “Series C Preferred” and “Series C-1 Preferred”). The Series A-1 Preferred shall consist of Four Million (4,000,000) shares, the Series A-2 Preferred shall consist of Four Million, Eighty Five Thousand, Seven Hundred Fifteen (4,085,715) shares, the Series B Preferred shall consist of Seventeen Million, Five Hundred Sixty Thousand, Nine Hundred Seventy Four (17,560,974) shares, the Series B-1 Preferred shall consist of Seventeen Million, Five Hundred Sixty Thousand, Nine Hundred Seventy Four (17,560,974) shares, the Series C Preferred shall consist of Twenty Eight Million, Seventy Two Thousand (28,072,000) shares and the Series C-1 Preferred shall consist of Twenty Eight Million, Seventy Two Thousand (28,072,000) shares.

Except as otherwise provided herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis).

B. The terms and provisions of the each series of Preferred Stock are as follows:

1. Dividends.

(a) Treatment of Preferred. Each series of Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefore, when, as and if declared by the board of directors of the Company (the “Board of Directors”), prior and in preference to the Common Stock, as follows: (i) $0.10 per share of Series A-1 Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) per annum, (ii) $0.14 per share of Series A-2 Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) per annum, (iii) $0.164 per share of Series B Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) per annum, (iv) $0.164 per share of Series B-1 Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) per annum, (v) $0.20 per share of Series C Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) per annum, and (vi) $0.20 per share of Series C-1 Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) per annum. No dividends other than those payable solely in Common Stock shall be paid on any Common Stock unless and until (i) the aforementioned dividend is paid on each outstanding share of Preferred Stock, and (ii) a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal to or greater than the aggregate amount of dividends which would be payable on each share of Preferred Stock if, immediately prior to such dividend payment on Common Stock, it had been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Preferred Stock if dividends are not declared, and any dividends declared shall be noncumulative. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with this Section 1(a).

(b) Distribution. “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

(c) Consent to Certain Repurchases. As authorized by Section 402.5(c) of the General Corporation Law of California, Sections 502 and 503 of the General Corporation Law of California, to the extent otherwise applicable, shall not apply with respect to Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors at a price not greater than the amount paid by such person for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board of Directors.

2. Liquidation Rights.

(a) Liquidation Preference. In the event of any Liquidation (as defined below), either voluntary or involuntary, the holders of the Series A-1 Preferred, Series A-2 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred and Series C-1 Preferred shall be entitled to receive, on a pari passu basis with one another, out of the assets of the Company, the Liquidation Preference specified for each share of such series of Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock. “Liquidation Preference” shall mean, (i) with respect to a share of Series A-1 Preferred, $1.25 per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared or accumulated but unpaid dividends on such share, (ii) with respect to a share of Series A-2 Preferred, $1.75 per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared or accumulated but unpaid dividends on such share, (iii) with respect to a share of Series B Preferred or Series B-1 Preferred, $2.05 per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared or accumulated but unpaid dividends on such share, and (iv) with respect to a share of Series C Preferred or Series C-1 Preferred, $2.50 per share (as adjusted for stock splits, combinations, reorganizations and the like) plus declared or accumulated but unpaid dividends on such share. If upon the Liquidation, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares pursuant to this Section 2(a), then the entire assets of the Company legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled.

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Company’s Common Stock and the Preferred Stock, treating in such circumstances the Preferred Stock as if it had been converted into Common Stock at the then applicable conversion rate, until such time as each share of Preferred Stock has received an aggregate distribution of $3.50, as adjusted for stock splits, combinations, reorganizations and the like (including both the distributions made pursuant to Section 2(a) above and this Section 2(b)), at which point no further payments shall be made to the holders of Preferred Stock by reason thereof and any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Common Stock.

(c) Liquidation. A “Liquidation” shall be deemed to be occasioned by, or to include, (i) the liquidation, dissolution or winding up of the Company; (ii) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); provided, that the applicable transaction shall not be deemed a liquidation unless the Company’s stockholders constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity; or (iii) a sale or license of all or substantially all of the assets of the Company. In the event of a deemed “Liquidation” pursuant to clause (iii) in this Section 2(c) above, if the Company does not effect a dissolution of the Company under the Delaware General Corporation Law within forty-five (45) days after such deemed Liquidation, then (A) the Company shall deliver a written notice to each holder of Preferred Stock no later than the forty-fifth (45th) day after the deemed Liquidation advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of any series of Preferred Stock so request in a written instrument delivered to the Company not later than sixty (60) days after such deemed Liquidation, the Company shall use the consideration received by the Company for such deemed Liquidation (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the seventy-fifth (75th) day after such deemed Liquidation (the “Liquidation Redemption Date”), all outstanding shares of such series at a price per share equal to the Liquidation Preference applicable to such series. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of the applicable series of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of such series of Preferred Stock. Prior to the distribution or redemption provided for in this Section 2(c), the Company shall not expend or dissipate the consideration received for such deemed Liquidation, except to discharge expenses incurred in the ordinary course of business.

(d) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Series A-1 Preferred, Series A-2 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred and Series C-1 Preferred shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series A-1 Preferred, Series A-2 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred and Series C-1 Preferred.

3. Conversion. Each series of Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully-paid and nonassessable shares of Common Stock determined as follows (i) in the case of Series A-1 Preferred, $1.25 divided by the Series A-1 Conversion Price, (ii) in the case of Series A-2 Preferred, $1.75 divided by the Series A-2 Conversion Price, (iii) in the case of Series B Preferred, $2.05 divided by the Series B Conversion Price, (iv) in the case of Series B-1 Preferred, $2.05 divided by the Series B-1 Conversion Price, (v) in the case of Series C Preferred, $2.50 divided by the Series C Conversion Price and (vi) in the case of Series C-1

Preferred, $2.50 divided by the Series C-1 Conversion Price. The “Series A-1 Conversion Price” shall initially be $1.25 and shall be subject to adjustment as provided herein. The “Series A-2 Conversion Price” shall initially be $1.75 and shall be subject to adjustment as provided herein. The “Series B Conversion Price” and the “Series B-1 Conversion Price” shall each initially be $2.05 and shall be subject to adjustment as provided herein. The “Series C Conversion Price” and the “Series C-1 Conversion Price” shall each initially be $2.50 and shall be subject to adjustment as provided herein. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into one fully-paid and nonassessable share of Series B-1 Preferred Stock. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent, into one fully-paid and nonassessable share of Series C-1 Preferred Stock.

(b) Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price applicable to such series immediately upon (1) the affirmative vote of more than 66 2/3% of each of (i) the Series A-1 Preferred and Series A-2 Preferred, voting together as a class, (ii) the Series B Preferred and Series B-1 Preferred, voting together as a class, and (iii) the Series C Preferred and Series C-1 Preferred, voting together as a class; or (2) the consummation of a firmly underwritten public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or any successor form with underwriters acceptable to a majority of the holders of Preferred Stock; provided, however, that (i) the per share price to the public is not less than $3.00 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing of this Restated Certificate of Incorporation) and (ii) the aggregate net proceeds to the Company are not less than $40,000,000.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the fair market value cash equivalent of such fractional share as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to paragraph 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the

Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company (but shall not be required to provide a bond) to indemnify the Company from any loss incurred by it in connection with such certificates.

The Company shall, as soon as practicable after delivery of the Preferred Stock certificates, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared or accumulated but unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

Upon conversion of any holder’s shares of Series B Preferred to Series B-1 Preferred and conversion of any holder’s shares of Series C Preferred to Series C-1 Preferred, such shares of Series B Preferred and Series C Preferred shall no longer be outstanding on the books of the Company and such converting holder shall be treated for all purposes as the record holder of such shares of Series B-1 Preferred or Series C-1 Preferred. It shall not be a condition to the conversion of Series B Preferred to Series B-1 Preferred or Series C Preferred to Series C-1 Preferred that a converting holder surrender its shares of Series B Preferred or Series C Preferred to the Company prior to giving effect to such conversion. The Company shall, as soon as practicable following the delivery of certificates representing such converted shares of Series B Preferred or Series C Preferred, issue and deliver to such holder of such converted shares of Preferred Stock a certificate or certificates for the number of shares of Series B-1 Preferred or C-1 Preferred to which such holder shall be entitled.

(d) Adjustments to Conversion Price.

(i) Adjustments for Subdivisions or Combinations of Common. After the date of the filing of this Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the applicable Conversion Price for each series in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. After the date of the filing of this Restated Certificate of Incorporation, if the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the applicable Conversion Price for each series in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(ii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of any series of Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the applicable series of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the applicable series of Preferred Stock immediately before that change.

(iii) Adjustments for Dilutive Issuances.

(A) Definition. For purposes of this subsection (iii), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or pursuant to subsection (C) below, deemed to be issued), by the Company, except that the following shall not be deemed to be issuances of Additional Shares of Common Stock:

• The issuance of Common Stock upon the conversion of any then-outstanding Convertible Securities. “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

• The issuance of any Common Stock or Convertible Securities as a dividend on the Company’s stock.

• The issuance of shares of Common Stock (or options to purchase shares of Common Stock) to officers, employees, directors, advisors or consultants of the Company under stock option or restricted stock purchase plans or agreements approved by the Board of Directors (not including the reissuance of shares repurchased by the Company from employees or consultants of the Company).

• The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, or real estate lessors to the Company in connection with a bona fide borrowing or leasing transaction approved by the Board of Directors.

• The issuance of shares of Common Stock or Convertible Securities in connection with development partnerships, licensing or collaboration arrangements, or similar transactions, in each case approved by the Board of Directors.

• The issuance of Common Stock or Convertible Securities at a purchase price less than the applicable Conversion Price pursuant to the acquisition of another business by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its stockholders own not less than a majority of the voting power of the surviving or successor business, provided such transaction has been approved by the Board of Directors.

• The issuance of Common Stock or Convertible Securities in connection with the consummation of a firmly underwritten public offering pursuant to the Securities Act on Form S-1 (as defined in the Securities Act) or any successor form.

(B) After the date of the filing of this Restated Certificate of Incorporation, if the Company shall issue or sell Additional Shares of Common Stock for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale, (1) in the event the Series C Conversion Price then in effect is greater than $1.50 per share (as adjusted for stock splits, combinations, reorganizations and the like), the Series C Conversion Price shall automatically be adjusted to a price equal to the price paid per share in such sale or issue, or (2) in the event the Series C Conversion Price then in effect is less than or equal to $1.50 per share (as adjusted for stock splits, combinations, reorganizations and the like), the Series C Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Series C Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold. After the date of the filing of this Restated Certificate of Incorporation, if the Company shall issue or sell any Additional Shares of Common Stock for a consideration per share less than the Series B Conversion Price in effect immediately prior to such issue or sale, then immediately upon such issue or sale, (1) in the event the Series B Conversion Price then in effect is greater than $1.50 per share (as adjusted for stock splits, combinations, reorganizations and the like), the Series B Conversion Price shall automatically be adjusted to a price equal to the price paid per share in such sale or issue, or (2) in the event the Series B Conversion Price then in effect is less than or equal to $1.50 per share (as adjusted for stock splits, combinations, reorganizations and the like), the Series B Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such prior Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of “Calculated Securities” (defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase at such prior Series B Conversion Price, and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold. In either case, “Calculated Securities” means (i) all shares of Common Stock actually outstanding; (ii) all shares of Common Stock issuable upon conversion of the then outstanding Preferred Stock (without giving effect to any adjustments to the conversion price of any series of Preferred Stock as a result of such issuance); and (iii) and all shares of Common Stock issuable upon exercise and/or conversion of outstanding options, warrants or other rights for the purchase of shares of stock.

(C) For the purposes of paragraphs (A) and (B) above, the following subparagraphs 1 to 3, inclusive, shall also be applicable:

(1) In case at any time the Company shall grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the applicable Conversion Price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

(2) In case at any time the Company shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such

Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (C), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(3) In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Company, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.

(e) Certificate of Adjustments. Upon the occurrence of each adjustment of the any applicable series Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of any applicable series of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to such series of Preferred Stock since the date of the first issuance of such series, (ii) the applicable Conversion Price for such series at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

(f) Notices of Record Date. In the event that the Company shall propose at any time (i) to declare any dividend or Distribution; (ii) to offer for subscription to the holders of any class or series of its stock any additional shares of stock or other rights; (iii) to effect any reclassification or recapitalization; or (iv) to effect a Liquidation; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (iii) and (iv) above.

(g) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Voting.

(a) Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(c) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

(d) Election of Directors. The holders of the Series A-1 Preferred and Series A-2 Preferred, voting together as a single class on an as-converted basis shall be entitled to elect three (3) directors. The holders of the Series B Preferred and Series B-1 Preferred, voting separately as a single class, shall be entitled to elect two (2) directors. The holders of the Series C Preferred and Series C-1 Preferred, voting separately as a single class, shall be entitled to elect one (1) director. The holders of the Common Stock and the Preferred Stock, voting together as a single class, shall be entitled to elect all other directors of the Company. Any vacancies on the Board of Directors shall be filled by vote of the holders of the class or series that elected the director whose absence created such vacancy. There shall be no cumulative voting, except as required by law.

5. Amendments and Changes.

(a) Approval by Preferred Stock. Notwithstanding Section 4 above, the Company shall not, without first obtaining the approval (by vote or written consent as provided by law) of more than sixty percent (60%) of the Preferred Stock then outstanding, voting together as a single, separate class:

• amend or waive any provision of this Restated Certificate of Incorporation or the bylaws of the Company;

• amend this Restated Certificate of Incorporation or the bylaws of the Company in any way that changes the rights, privileges or preferences expressly afforded the Preferred Stock, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the rights, preferences or privileges of the Preferred Stock will be changed in any way or pursuant to which the Preferred Stock will be exchanged for new securities with different rights, preferences, privileges or preferences;

• increase or decrease the authorized number of shares of Preferred Stock or Common Stock, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the number of shares of Preferred Stock or Common Stock that the Company or a successor corporation shall have the authority to issue shall be increased or decreased;

• create or issue any securities of the Company having rights, preferences or privileges which are senior to, or pari passu with, any of the rights of any of the Preferred Stock, or effect a merger, business combination, or other corporate transaction or series of related transactions pursuant to which the rights, preferences or privileges of the Preferred Stock will be changed in any way or pursuant to which the Company or a successor corporation will have authorized any securities having rights, preferences, privileges or preferences which are senior to, or pari passu with, the rights of any of the Preferred Stock;

• consummate any Liquidation or any acquisition of another entity, substantially all of the stock of another entity, or substantially all of the assets of another entity, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation);

• change the authorized number of directors of the Company

• declare a dividend or other Distribution on any of the Company’s stock;

• redeem or repurchase shares of the Company’s stock except in connection with the repurchase of shares of Common Stock issued to or held by employees,

consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the approval of the Board of Directors;

• take any action which would result in the taxation of holders of Preferred stock under the Internal Revenue Code, Section 305;

• change the line or lines of business engaged in by the Company;

• permit any subsidiary of the Company to do any of the foregoing

• take any other action, including without limitation by way of merger, business combination, recapitalization, reincorporation or other corporate transaction or series of related transactions, the consummation of which would have substantially the same effect of any of the foregoing

6. Redemption. The Preferred Stock is not redeemable except as set forth in Article IV.B.2(c).

7. Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Company.

FIFTH

The Board of Directors shall have the power to adopt, amend and repeal the bylaws of the Company (except insofar as the bylaws of the Company as adopted by action of the stockholders of the Company shall otherwise provide). Any bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders, and the powers conferred in this Article Fifth shall not abrogate the right of the stockholders to adopt, amend and repeal bylaws.

SIXTH

Election of directors need not be by written ballot unless the bylaws of the Company shall so provide.

SEVENTH

The Company reserves the right to amend the provisions in this Restated Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation.

EIGHTH

(a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(b) The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company to the same extent as permitted under subparagraph (a) above.

(c) Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(d) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.